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                                                                   EXHIBIT 10.27

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 16th day of January, 1998, by and between Martek Biosciences Corporation, a Delaware corporation having its principle office at 6480 Dobbin Road, Columbia, MD 21045 (the "Company") and Peter L. Buzy, residing at 21496 Hearthstone Ct., Ashburn, VA 20148 (the "Executive").

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer; and

WHEREAS, the Executive is skilled in the financial areas relevant to the Company's business and desires to enter into employment with the Company;

NOW THEREFORE, the Company and Executive, in consideration of the premises and of the respective mutual promises and agreements contained herein, agree with each other as follows:

       1.  Definitions.

       1.1 Change in Control. Shall be deemed to occur where the Company has merged or consolidated with or into any other corporation, firm or business entity or has sold or transferred substantially all of its assets to another corporation, firm or business entity or has sold fifty percent or more of the equity investment and voting control in the Company in any twelve month period other than through a public or private offering of the Company's securities whereby the primary goal of the new owners of the Company's stock is investment appreciation or income and not control of the Company.

       1.2 Cause. Shall be defined as those situations where the Executive has breached this Agreement in any material respect, which breach is not cured by the Executive or is not capable of being cured within thirty days after written notice of such breach is delivered to Executive, or where the Executive has engaged in willful and material failure to perform his duties as an employee of the Company. Cause shall also include the Executive's

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conviction of a criminal offense (other than minor traffic violations) or an act of moral turpitude, and the Executive's failure to act in the best interests of the Company or to follow a reasonable direction from the Company's Board of Directors, which direction is not cured by the Executive or is not capable of being cured by the Executive within thirty (30) days after written notice is delivered to the Executive.

       1.3 Disability. Disability shall mean the Executive's inability to perform the essential functions of his job for a continuous period of not less than 180 days.

       2. Term. The term of this Agreement shall be for a period of three years commencing on the date the Executive begins his employment with the Company (the "Initial Employment Date") unless earlier terminated as hereinafter provided. Such Initial Employment Date shall commence on or before March 1, 1998.

       3. Position and Duties. The Company hereby employs the Executive and the Executive agrees to work for the Company as its Chief Financial Officer during the term of this Agreement. The Executive agrees to devote his full time, attention and efforts to the business and affairs of the Company during the term of this Agreement, and hereby confirms that he is under no contractual commitments inconsistent with his obligations as set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. During the term of this Agreement, the Executive agrees to perform such reasonable employment duties as the Chief Executive Officer or Board of Directors of the Company may assign to him from time to time. The Executive also agrees to serve, for any period for which he is elected, as an officer of the Company; provided, however, that the Executive shall not be entitled to any additional compensation for serving as an officer of the Company. Notwithstanding the above, the Executive shall be permitted to work less than full time for the Company prior to March 15, 1998, but shall be compensated on a pro-rata basis for any such period of less than full time work.

       4.  Compensation.

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       4.1 Base Salary. During the first year of this Agreement, the Company will pay the Executive a base salary of $140,000.00 per annum, payable in its normal pay increments in force from time to time (semi-monthly installments as of the date of this Agreement) for all the services to be rendered by the Executive under this Agreement. The compensation payable to the Executive during each subsequent year during the term of this Agreement shall be as mutually agreed to by the Company and Executive prior to the commencement of each contract year.

       4.2 Incentive Compensation. In addition to the base salary described in
Section 4.1 above, the Executive shall be eligible, in the discretion of the Company's Board of Directors, to participate in any incentive compensation plans which may be established by the Board of Directors of the Company from time to time.

       4.3 Stock Option. The Company shall grant the Executive an option to purchase 50,000 shares of the Company's common stock, under the Company's Stock Option Plan, effective on the Executive's Initial Employment Date. Such stock option shall be subject to the terms of a separate stock option agreement, but such separate agreement shall call for the term of the options to be for ten years and for 20% of the options to vest on the date that is six months after the Initial Employment Date, an additional 20% of the options to vest on the date that is one year after the Initial Employment Date, an additional 20% of the options to vest on the date that is two years after the Initial Employment Date, an additional 20% of the options to vest on the date that is three years after the Initial Employment Date and the balance to vest on the date that is four years after the Initial Employment Date. To the extent that the terms of the separate stock option agreement are in conflict, in matters other than the stock option vesting period, with the terms set forth herein, the terms of the separate stock option agreement shall govern.

       4.4 Participation in Benefit Plans. The Executive shall also be entitled to participate in all employee benefit plans or programs in place from time to time (including the Company's Paid Time Off Program which, at the date of this Agreement, provides twenty-seven paid days off, including vacation days, sick days, holidays and all other days off, during the first year of the Executive's employment with the Company) to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate.


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       4.5 Relocation Expenses. The Company will reimburse the Executive for up to an aggregate of $65,000.00 in relocation expenses incurred by the Executive in order to move closer to the Company's offices. Such relocation expenses shall include up to $21,000.00 in loss, prior to sales costs, of value of the Executive's current home, up to $32,000.00 in costs of selling the Executive's current home, up to $4,500.00 in moving costs and other out-of-pocket costs, up to $10,000 in closing costs on the Executive's new home, and $3,500.00 of miscellaneous costs. If the Executive does not incur a loss on the sale of Executive's current home and also incurs less than $32,000.00 in costs of selling Executive's current home, the difference between the actual costs incurred in selling executive's current home and $32,000.00 shall be applied towards closing costs and or loan initiation costs related to Executive's new home. Except as noted above, reimbursable relocation costs shall not include any loan initiation costs or finance points on the Executive's mortgage loan for his new home. All reimbursable relocation costs, except for the $3,500.00 of miscellaneous costs specified above, shall be reimbursed to the Executive by the Company within thirty days of providing appropriate expense verification to the Company. The $3,500.00 of miscellaneous expenses shall be paid to the Executive within sixty days of the Initial Employment Date.

       4.6 Other Expenses. The Company will pay or reimburse the executive for all reasonable out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

       5.0 Termination. Either party may terminate this Agreement by giving the other party thirty days advance written notice of its intent to terminate. If the Company terminates this Agreement for reasons other than for Cause as is defined herein or due to the death or Disability of the Executive, the Company shall pay the Executive, within thirty days of the effective date of such termination, a "Severance Fee," as additional compensation, equal to twelve months base salary except that any such Severance Fee shall be reduced by one twelfth for each month that the length of the Agreement, prior to the effective date of the termination, exceeds twenty-four. In the case that a Change of Control has taken effect, and this Agreement is terminated by the successor organization, such Severance Fee shall be increased by fifty percent. In addition, solely for

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purposes of paying and calculating a Severance Fee in the case of a Change in
Control, any downgrading of the Executive's position, resulting in the Executive not being the Chief Financial Officer of the combined entity (regardless of whether the Executive remains in the employ of the combined entity) or the Executive's decision to refuse a requested relocation shall be considered to be a termination of this Agreement.

       6.0 Assignment. The Executive shall not be permitted to assign this Agreement. The Company shall have the right to assign this agreement to its successors or assigns and all covenants and agreements hereunder shall enure to the benefit of and be enforceable by or against its said successors or assigns. The terms "successor" and "assign" shall include any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which fifty percent or more of the equity investment and of the voting control is owned, directly or indirectly, by or is in common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement.

       7.0 Miscellaneous.

       7.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Maryland.

       7.2 Entire Agreement. Amendments and No Waiver. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior understandings written or oral. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the parties. The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. No express or implied waiver by either party hereto of any event of default hereunder shall in any way be, or be construed as, a waiver of any future or subsequent event of default.

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IN WITNESS WHEREOF, the Company has hereunto signed its name by its Chief
Executive Officer, and the Executive has signed his name, all as of the day and year first above written.

MARTEK BIOSCIENCES CORPORATION



BY: [sig]
    ---------------------------
Name: Henry Linsert, Jr.
Title: Chief Executive Officer

PETER L. BUZY


[sig]
-------------------------------
Executive

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